Exhibit 10.2

October 29, 2012

Mr. Kevin P. Clark

Dear Kevin:

As you know, the Board of Directors appreciates your strong effort and commitment to Delphi and looks forward to your continued contributions to our success. This letter confirms the actions taken by the Compensation and Human Resources Committee of the Board of Directors of Delphi in which they approved changes to your compensation arrangements to secure your continued service and in recognition of certain costs you incur in conjunction with such service.

Provided you are still employed by Delphi on the applicable payment dates, you will receive:

•	A one-time payment of $600,000, payable on December 31, 2012.

•	During each of 2013, 2014 and 2015, an annual payment of $500,000, payable on January 15th of each such year.

•
If your employment with Delphi ends prior to December 31, 2015 for any reason other than death, disability or circumstances for which you are not eligible to receive severance (as described in your offer letter dated June 10, 2010), you agree to repay to Delphi a pro-rated portion of the awards based on the number of months from your date of termination through the end of the applicable period (the denominator will be12 months for the annual payments and 36 months for the one-time award).

In addition, in the event your employment with Delphi terminates (other than due to cause) after the payment of the second annual continuity incentive award, pro-rata vesting and payment provisions similar to those provided to retirement eligible employees will apply with respect to any long term incentive awards then held by you.

Your employment will otherwise continue on the same terms as provided in your offer letter. As you would expect, your continuity incentive award payments will be subject to applicable tax withholding.

If you should have any questions, please call me at (248) 813-2463.
Very Truly Yours,

Kevin M. Butler
Senior Vice President, Human Resource Management and Global Business Services

Accepted:

____________________
Kevin P. Clark